SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                             September 28, 1996
                     _________________________________
                     (Date of earliest event reported)

                         All Star Gas Corporation
                     (formerly Empire Gas Corporation)
           ______________________________________________________
           (Exact name of Registrant as specified in its charter)

     Missouri               1-6537                  43-1494323
     ______________     _____________________      __________________
     (State of          (Commission File No.)      (IRS Employer
     Incorporation)                                Identification No.)

                                P.O. Box 303
                        1700 South Jefferson Street
                          Lebanon, Missouri 65536
        ____________________________________________________________
        (Address of principal executive offices, including zip code)

                               (417) 532-3103
            ____________________________________________________
            (Registrant's telephone number, including area code)

       _____________________________________________________________
       (Former name or former address, if changed since last report)


          Item 5.   Other Events

                    On September 28, 1996 All Star Gas Corporation (formerly Empire Gas Corporation) (the "Registrant"), Northwestern Growth Corporation, a South Dakota Corporation ("NGC") and SYN Inc., a Delaware Corporation ("SYN") entered into an agreement (the "Agreement") for the acquisition of various interests of the Registrant and modification and termination of certain agreements between NGC and SYN on the one hand, and the Registrant, on the other hand. The Agreement, among other things, provides that NGC will pay to the Registrant $15 million ($20 million if an underwritten public offering including SYN takes place on or prior to December 31, 1997) for all of the Registrant's interests in SYN and Myers Propane Gas Company, an Ohio Corporation ("Myers"). The Registrant may be entitled to an additional amount based on a third party's indemnification obligations to SYN. The Agreement will also terminate the management agreements pursuant to which the Registrant controlled the management of SYN and Myers.

                    During a transitional period, the Registrant has agreed to continue to provide liquefied petroleum and storage and other services to SYN and to evaluate further opportunities for mutual benefit.

                    The Registrant has received a commitment letter from its working capital facility lender to extend the due date of the facility to June 28, 1998. A pro forma consolidated condensed balance sheet of the Registrant and its subsidiaries, reflecting the extension, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

          Item 7.   Financial Statements, Pro Forma Financial
                    Information and Exhibits

                    (c)  Exhibits

                         99.1      Pro Forma Consolidated Condensed
                                   Balance Sheet


                                  SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ALL STAR GAS CORPORATION

                                   By:  /s/  Mark Castaneda
                                        -----------------------
                                        Mark Castaneda
                                        Vice President Finance

          Dated: October 10, 1996